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                                                                    EXHIBIT 99.2

                                                      NEWS RELEASE
              [LAKES                                  LAKES ENTERTAINMENT, INC.
      ENTERTAINMENT, INC. LOGO]                       130 CHESHIRE LANE
                                                      MINNETONKA, MN  55305
                                                      952-449-9092
                                                      952-449-9353 (fax)
                                                      WWW.LAKESENTERTAINMENT.COM
                                                      TRADED: NASDAQ "LACO"

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FOR FURTHER INFORMATION CONTACT:
Timothy J. Cope 952-449-7030
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FOR IMMEDIATE RELEASE:
Friday, May 16, 2003


              LAKES ENTERTAINMENT, INC. ANNOUNCES RECEIPTS OF CASH


MINNEAPOLIS, MAY 16, 2003 -- LAKES ENTERTAINMENT, INC. (LAKES) (NASDAQ "LACO") announced today the receipt of $16.6 million in cash related to the previously announced sale of the Polo Plaza property in Las Vegas, Nevada to Metroflag Polo, LLC. This payment represents the cash portion due at this time of the purchase price for the property.

The Company also announced that Lakes has satisfied all known material indemnification obligations to Grand Casinos, Inc. in connection with the 1998 merger of Grand Casinos into a subsidiary of Park Place Entertainment Corporation. As a result, on May 8, 2003 the trust account set up as security to support Lakes' indemnification obligations to Grand Casinos was terminated. Prior to the termination, approximately $2.3 million was paid out of the trust to Stratosphere in settlement of a claim in the Stratosphere bankruptcy case involving allegedly preferential payments. Following such payment the remaining restricted funds, of approximately $5.9 million including interest, were released to Lakes and reclassified as unrestricted. Subsequent indemnification obligations to Grand Casinos, if any, would be paid directly by Lakes.

Lakes also expects to receive $16.0 million related to the previously announced intended sale of the Shark Club property in Las Vegas, Nevada. The sale is subject to negotiation of a definitive purchase agreement and the satisfaction of certain conditions to closing. Lakes currently anticipates that the closing on this property will occur in the second quarter of 2003.

Lyle Berman, Chairman and CEO of Lakes stated, "Although the Shark Club sale is not final, the increase in available cash of over $22 million plus another $16 million when the


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Shark Club sale is completed, provides Lakes additional resources to continue to support our Native American owned casino projects. Our book value of approximately $15.00 per share will include over $40.0 million in cash or approximately $4.00 per share after the potential Shark Club sale. Other than cash, our assets will be comprised mainly of notes receivable of approximately $71.0 million and land held for development of approximately $14.0 million, each related to our Indian gaming projects, approximately $8.0 million in investments in unconsolidated affiliates reflecting our remaining interest in the Polo property, approximately $5.0 for land held for sale relating to the Travelodge parcel, deferred tax assets of approximately $11 million and a remaining net asset balance in various other assets and liabilities of approximately $10.0 million." Berman continued. "We remain focused on obtaining regulatory and development approvals related to these projects, and we are hopeful that construction on one or more of the projects will begin before the end of the year."

Lakes Entertainment, Inc. currently has development and management agreements with four separate Tribes for four new casino operations, one in Michigan, two in California and one with the Nipmuc Nation on the East Coast. Lakes Entertainment also has agreements for the development of one additional casino on Indian-owned land in California through a joint venture with MRD Gaming, which is currently being disputed by the Tribe. Additionally, the Company owns approximately 80% of World Poker Tour, LLC, a joint venture formed to film and produce poker tournaments for television broadcast.

Lakes Entertainment, Inc. common shares are traded on the Nasdaq National Market under the trading symbol "LACO".


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The Private Securities Litigation Reform Act of 1995 provides a "safe harbor"
for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Lakes Entertainment, Inc.) contains statements that are forward-looking, such as statements relating to plan for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, possible delays in completion of Lakes' casino projects, including various regulatory approvals and numerous other conditions which must be satisfied before completion of these projects; possible termination or adverse modification of management contracts; continued indemnification obligations to Grand Casinos; highly competitive industry; possible changes in regulations; reliance on continued positive relationships with Indian tribes and repayment of amounts owned to Lakes by Indian tribes; possible need for future financing to meet Lakes' expansion goals; risks of entry into new businesses; and reliance on Lakes' management. For more information, review the Company's filings with the Securities and Exchange Commission.
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